Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-05811, 333-44983, 333-44979, 333-101725, 333-101729, 333-110141, 333-134043, 333-157638, 333-161232, 333-177148, 333-191817, 333-192716, 333-197948, 333-200463, 333-213432, and 333-213434 on Form S-8 and Registration Statement Nos. 333-74590, 333-110477, and 333-112452 on Form S-3 of our report dated February 29, 2016 (February 1, 2017 as to Note 24), relating to the consolidated financial statements and financial statement schedule of Scientific Games Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the Company’s adoption of new accounting standards), appearing in this Current Report on Form 8-K of Scientific Games Corporation.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
February 1, 2017